Exhibit (a)(1)(D)

FORM OF ADDENDUM

[EMPLOYEE NAME]

[EMPLOYEE ID NUMBER]

Option Number	Option Grant Date	Shares Subject to Eligible Options	Original Exercise Price per Share	New Exercise Price per Share	Increase in Exercise Price per Share	Aggregate Exercise Price Increase per Option(1)

[NUMBER]	[DATE]	[NUMBER]	[$]	[$]	[$]	[$]
[NUMBER]	[DATE]	[NUMBER]	[$]	[$]	[$]	[$]

(1)  The amount of RSUs to be granted, if any, cannot be determined until after the expiration of the tender offer. RSU grants are subject to your continued employment with Marvell through Marvell’s first payroll date in calendar year 2008.